                                                                     EXHIBIT 10G

COMPUTER NETWORK TECHNOLOGY CORPORATION

                           CNT'S ANNUAL BONUS PLAN

    The Company's Annual Bonus Plan is determined by multiplying an employee's eligible base compensation by the Company's Annual Bonus Plan factor and the employee's individual annual bonus participation rate. The Company's Annual Bonus Plan factor is based on a chart which outlines payout percentages for achievement of defined levels of revenue and operating profit as a percentage of revenue (after deducting the cost of annual bonuses and excluding special charges). The Annual Bonus Plan factor is based on the chart and our actual levels of revenue and operating profit, with each factor being equally weighted.